Securities and Exchange Commission

100 F Street, N.E.

Judiciary Plaza

Washington, DC 20549

Ladies and Gentlemen:

 I hereby authorize Erik T. Hoover, Corporate Secretary and Corporate

Counsel, or any Assistant Secretary, or their respective successors in office, to sign and file on my behalf SEC Forms 3, 4 and 5 or any other SEC forms relating to changes in beneficial ownership of securities of E. I. du Pont de Nemours and Company. This authorization shall remain in effect as long as I am an executive officer of DuPont unless it is earlier specifically revoked by me.

 Very truly yours,

 /s/ Martha L. Rees

 Martha L. Rees

Vice President & Acting General Counsel

 June 16, 2014

 Date